UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

May 16, 2013 (May 13, 2013)

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d) On May 13, 2013, the Board of Directors (the “Board”) of Rite Aid Corporation (the “Company”) elected Bruce G. Bodaken to the Board.

From 2000 through December 2012 when he retired, Mr. Bodaken, 61, served as Chairman, President and Chief Executive Officer of Blue Shield of California (“BSC”), a not-for-profit health plan and an independent member of the Blue Cross Blue Shield Association.  Mr. Bodaken also previously served as President and Chief Operating Officer of BSC from 1995 to 2000 and Executive Vice President and Chief Operating Officer from 1994 to 1995.  Prior to joining BSC, Mr. Bodaken served as Senior Vice President and Associate Chief Operating Officer of F.H.P., Inc., a managed care provider, from 1990 to 1994 and held various positions at F.H.P. from 1980 to 1990, including Regional Vice President.  Mr. Bodaken is currently a director and audit committee chairman of WageWorks, Inc.

Blue Shield of California is a not-for-profit health plan which offers a pharmacy benefit network in which the Company participates.  Pursuant to the Company’s pharmaceutical services agreement with BSC, BSC pays the Company for pharmaceutical products and services supplied to BSC’s members at the Company’s pharmacies in the ordinary course of business on arms-length terms.

It is expected that Mr. Bodaken will be appointed to the Nominating and Governance Committee.  Mr. Bodaken was not selected as a Director pursuant to any arrangement or understanding with any other person.  As a non-employee Director, Mr. Bodaken will receive compensation in accordance with the Company’s policy for compensation as a non-employee Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITE AID CORPORATION

Dated: May 16, 2013	By:	/s/ Marc A. Strassler
		Name:	Marc A. Strassler
		Title:	Executive Vice President,
General Counsel and Secretary